Exhibit 10.1
M&TBank

One Fountain Plaza, Buffalo, NY 14203-1495
716 842 4200  FAX 716 848 7318
Western New York Commercial Banking Department

April 8, 2013

Mr. Daniel G. Keane
c/o Daroth Capital Advisors LLC
130 East 59th Street, 12th Floor
New York, New York  10022

Dear Dan:

I am pleased to inform you that M&T Bank (the "Bank") has approved the following credit facilities described below for use by Borrower as defined herein and the Bank hereby commits to provide the entire principal amount of the Revolving Credit Facility and the Term Loan (collectively, the "Credit Facility"), all subject to the following terms and conditions:

FACILITY l:

TYPE:	Revolving Credit Facility.

PURPOSE:
Initially, to repay any existing indebtedness and transaction expenses related to the go-private reorganization (the "Reorganization") of MOD-PAC Corp., a New York corporation (the "Target"), then to be utilized for working capital, letters of credit, capital expenditures and general corporate purposes. It is assumed that up to $2 million of transaction expenses related to the Reorganization will be financed at closing with this Revolving Credit Facility.  The Target, together with Mandan Acquisition Corp., a New York corporation ("Mandan") are referred to, collectively, as the "Borrower."

AMOUNT:	$6,000,000.

RATE GRID:
Interest on the Revolving Credit Facility will be payable monthly for Base Rate Loans or at the end of each interest period (but in any event every three months) for LIBOR Loans based upon a grid as follows:

Revolver and Term Loan
Total Leverage(*)	Base Rate+(**)	or LIBOR+(***)	Unused Fee
3.00x	1.25%	2.25%	0.25%
2.50x and <3.00x	1.00%	2.00%	0.25%
2.00x and <2.50x	0.75%	1.75%	0.125%
<2.00x	0.50%	1.50%	0.125%

(*) Total Leverage to be defined as Total Funded Debt divided by EBITDA (to be defined in accordance with Exhibit A).

(**)      The Base Rate shall, on any day of determination, be the higher of (i) M&T's Prime rate, (ii) the Federal Funds Effective Rate plus 1/2% or
              (iii) the 30-day LIBOR plus 1.00%, as any of such rates may change from time to time.

M&TBank

Mr. Daniel G. Keane
April 8, 2013

(***) Borrower may elect interest periods of one (1), two (2), three (3) and six (6) month LIBOR.

TERM:	Five (5) years.

REPAYMENT:	Interest only based on election of Base Rate or LIBOR borrowing.

COLLATERAL:
Subject to permitted liens and other exceptions to be agreed upon, a first priority security interest in all non-realty assets of the Borrower and any guarantors other than Excluded Assets (as defined in Exhibit A), including without limitation, cash, deposit accounts, capital stock, accounts receivable, inventory, chattel paper, documents, instruments, machinery and equipment, furniture, fixtures, vehicles, and general intangibles, including patents, trademarks and other intellectual property.  Rosalia, LLC, a New York limited liability company (the "Parent") shall also grant the Bank a security interest and pledge of 100% of the capital stock of Borrower.  All Bank debt to be cross-collateralized.

GUARANTORS:
All direct and indirect domestic subsidiaries of MOD-PAC Corp. or the entity surviving the Reorganization whether currently existing or hereafter acquired or organized.  In addition, the Parent (but only the Parent, and not any entity that holds the equity of Parent) shall also guaranty the indebtedness. It is anticipated that Borrower will organize an Interest Charge-DISC subsidiary or an affiliate and a separate subsidiary or affiliate to serve as a captive insurance provider for the Borrower.  Both the Interest Charge-DISC and captive insurance entities will serve as guarantors of the Credit Facilities.

COMMITMENT FEE:	3/8% ($22,500).

PREPAYMENT PREMIUM:
Any portion of the Revolving Credit Facility bearing interest at a rate based upon the LIBOR rate which is prepaid is subject to breakage costs, if applicable.  Except for such Breakage (defined below), the Borrower may prepay the Revolving Credit Facility without premium or penalty.  In addition, the Borrower may decrease the size of the Revolving Credit Facility in whole at any time and in part from time to time without penalty.

"Breakage" means the higher of $250.00 or the actual amount of the liabilities, expenses, costs or funding losses that are a direct or indirect result of such prepayment, whether such liability, expense, cost or loss is by reason of (a) any reduction in yield, by reason of the liquidation or reemployment of any deposit or other funds acquired by the Bank, (b) the fixing of the interest rate payable on any LIBOR-based loan or (c) otherwise, but in each case excluding loss of the applicable margin.

M&TBank

Mr. Daniel G. Keane
April 8, 2013

FACILITY 2:

TYPE:	Term Loan.

PURPOSE:	This facility will be utilized to partially finance the Reorganization.

AMOUNT:	$16,000,000.

RATE GRID:	Interest shall accrue on the outstanding portion of the Term Loan consistent with the interest rates set forth in the interest rate grid on page one.

TERM:	Five (5) years.

REPAYMENT:	Payable in quarterly installments of principal as follows:

Quarters Following Closing	Amount
one through four	$400,000
five through eight	$500,000
nine through twelve	$500,000
thirteen through sixteen	$600,000
seventeen through nineteen	$600,000
At maturity, the remaining unpaid balance	$6,200,000

COLLATERAL:	Same Collateral as Facility #1

GUARANTORS:	Same Guarantors as Facility #1

COMMITMENT FEE:	3/8% ($60,000).

PREPAYMENT
PREMIUM:
Any portion of the Term Loan bearing interest at a rate based upon the LIBOR rate which is prepaid is subject to Breakage (as defined above), if applicable.  Any prepayment of the Term Loan shall be applied to reduce future scheduled installments of principal of the Term Loan in such manner as directed by the Borrower at the time of such prepayment.

Conditions Applicable to All Credit Facilities

GENERAL TERMS:
Representations, warranties, affirmative and negative covenants and events of default will be set forth on Exhibit A hereto and the following (in each case subject to customary exceptions, thresholds and baskets to be agreed upon):

1.         In addition to the scheduled payments of principal to be made by the Borrower, the Borrower shall apply 25% of the amount of any Excess Cash Flow to repay the outstanding and unpaid principal balance of the Term Loan ("Facility 2").  Excess Cash Flow (to be defined but in any event to take into account the provisions described below) for any period, to be defined as the excess of EBITDA less (a) income tax expense paid in cash and tax distributions paid in cash, (b) interest expense paid in cash, (c) scheduled or mandatory principal payments of debt (excluding repayments under the Revolving Credit Facility), (d) any voluntary prepayment of the Term Loan, (e) capital expenditures made or committed to be made (not financed with long term indebtedness, but excluding revolving indebtedness), (f) acquisitions financed with cash, certain other investments and certain restricted payments, and (g) certain other reductions to address add-backs to net income in calculating EBITDA.  Excess Cash Flow payments will be required annually.  The Excess Cash Flow requirement will be eliminated upon the Borrower reaching Total Leverage (as defined below) of less than 2.0x; and

M&TBank

Mr. Daniel G. Keane
April 8, 2013

2. All non-Bank debt owed by Borrower or any of its subsidiaries to any affiliate to be subordinated on terms reasonably satisfactory to the Bank; and

3.         Negative pledge will be provided by the Borrower whereby the Borrower will agree not to grant or permit any lien or encumbrance on the real property and improvements located at 1801 Elmwood Avenue, Buffalo, New York (subject to standard exceptions), and subject to the understanding that such real property and improvements may be transferred to another wholly-owned subsidiary of the Borrower, which will be a Guarantor and will execute a negative pledge agreement in form reasonably satisfactory to the Bank at the time such transfer); and

4.         Primary deposit accounts of Borrower and its subsidiaries to be maintained with the Bank.  Other accounts of Borrower and its Subsidiaries shall be subject to customary springing dominion control agreements, provided that Excluded Accounts shall not be subject to any such restriction.

REPORTING:	To be limited to the following:

1. Within thirty (30) days of each month, internally prepared financial statements of Borrower; and

2. Within forty-five (45) days of each quarter, a quarterly compliance certificate certified by Borrower's chief financial officer; and

3. Within one hundred and twenty (120) days of year end, annual audited financial statements of Borrower; and

4. Not more than forty-five (45) days after the end of each fiscal year, a budget for the Borrower in form reasonably satisfactory to the Bank; and

5. Upon request, such other financial and other information as the Bank may reasonably request from time to time.

M&TBank

Mr. Daniel G. Keane
April 8, 2013

FINANCIAL COVENANTS:
To be limited to the following:

1.         Maximum Total Leverage ratio of 3.75x, with stepdowns to be determined.  Maximum Total Leverage to be defined as Total Funded Debt divided by EBITDA.  To be measured quarterly with EBITDA calculated on a trailing 12 month basis. Total Funded Debt to be defined as (a) the aggregate principal amount of indebtedness of Borrower and its subsidiaries on the consolidated balance sheet of Borrower, determined on a consolidated basis in accordance with GAAP, consisting of (i) indebtedness for borrowed money, and (ii) debt obligations evidenced by promissory notes or similar instruments, minus (b) unrestricted cash on hand.  Total Funded Debt shall not include (A) any capitalized lease obligations existing at the time of this commitment or (B) the amount of any subordinated debt of the parent of the Parent, contributed as equity to the Parent and from the Parent, as equity, to Borrower.

2.         Minimum Fixed Charge Coverage ratio of 1.15x with step-up to 1.25x to be determined.  Fixed Charge Coverage ratio to be defined as EBITDA minus maintenance capital expenditures minus cash taxes paid minus distributions paid, divided by cash interest expense plus regularly scheduled principal payments (excluding mandatory prepayments).  To be measured quarterly and calculated on a trailing 12 month basis.

CONDITIONS TO LENDING:
The commitment of the Bank under this Commitment Letter with respect to the Credit Facilities and to make the Loans on the Closing Date contemplated by this Commitment Letter are solely subject to the satisfaction of each of the conditions precedent set forth below:

1. Maximum Total Leverage to be less than 3.0 to 1.0 at closing for the latest four-quarter period ending more than 45 days prior to the Closing Date; and

2.        The Bank shall have reviewed, and be reasonably satisfied with, (i) the Agreement and Plan of Merger, dated as of April ___, 2013 (the "Merger Agreement"), among the Parent, Mandan, and Mod-Pac Corp., including the accompanying Merger Certificate, exhibits and schedules thereto (it being agreed that the draft dated April 8, 2013 of the Merger Agreement, and the schedules and exhibits thereto shall be the Merger Agreement referred to in this Section), and (ii) the Paying Agent Agreement referred to in the Merger Agreement; and

M&TBank

Mr. Daniel G. Keane
April 8, 2013

3.         Receipt of fully executed Merger Agreement and consummation of transactions contemplated thereby concurrently with the funding of the Credit Facilities without any amendment or modification to the Merger Agreement in a manner that would be materially adverse to the interests of the Bank; and

4.         The Bank shall have a perfected, first priority lien on and security interest in all assets as required in opposite the heading "Collateral," subject to the Certain Funds Provision; and

5.         Execution and delivery of Loan Documents on terms and conditions consistent with this Commitment Letter; and

6.         The accuracy in all material respects of the Merger Agreement Representations and the Specified Representations, subject to the Certain Funds Provisions; and

7.         A favorable opinion of legal counsel to the Borrower and any guarantors as to such matters relating to the status of the Borrower and guarantors, the enforceability of the loan documentation and the Reorganization as customarily required and reasonably acceptable to the Bank; and

8.         Except as (x) disclosed in the SEC Reports (as defined in the Merger Agreement) filed with or furnished to the SEC on or after January 1, 2010 through the date that is two (2) Business Days prior to the date of the execution of the Merger Agreement (excluding disclosure contained in the "risk factors" section or constituting "forward-looking statements," in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) disclosed to Parent and Mandan in a letter (the "Company Disclosure Letter") delivered to them by the Target prior to the execution of the Merger Agreement, since December 31, 2012 through the date of the Merger Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement).

M&TBank

Mr. Daniel G. Keane
April 8, 2013

Notwithstanding anything to the contrary in this Commitment Letter, the Loan Documents or any other letter agreement or any other written agreement concerning the financing of the Reorganization contemplated hereby to the contrary, (a) the only representations, the accuracy of which shall be a condition to the initial funding under the Credit Facility on the Closing Date shall be (i) such of the representations made by the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Bank, but only to the extent that Buyer has the right to terminate (or not perform) its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the "Merger Agreement Representations") and (ii) the Specified Representations (as defined below) and (b) the terms of the Loan Documents shall be in a form such that they do not impair the making available of initial funding under the Credit Facility on the Closing Date if the conditions set forth in "Conditions to Lending" in this Commitment Letter are satisfied, it being understood that, (x) other than with respect to any UCC Filing Collateral, Stock Certificates and IP Filing Collateral (each as defined below), to the extent any security interest in the Collateral is not perfected on the Closing Date after the Borrower's use of commercially reasonable efforts to do so, the perfection of such security interests shall not constitute a condition precedent to the availability of the Credit Facility on the Closing Date but may instead be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably, (y) with respect to perfection of security interests in UCC Filing Collateral and IP Filing Collateral, the Borrower shall be obligated to deliver, or cause to be delivered, on or prior to the Closing Date, necessary UCC financing statements and intellectual property security agreements to the Bank and to irrevocably authorize, and to cause the applicable guarantors to irrevocably authorize, the Bank to file necessary UCC financing statements and IP security agreements, but to the extent that any security interest in UCC Filing Collateral and IP Filing Collateral may also be perfected by another more preferable (as determined by the Bank) method, and perfection through such additional method is not completed on or prior to the Closing Date after the Borrower's use of commercially reasonable efforts to do so, the perfection of such security interests through such additional method shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but may instead be required to be perfected through such additional method after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably, and (z) with respect to perfection of security interests in Stock Certificates, the Borrower  shall be obligated to deliver to the Bank on or prior to the Closing Date Stock Certificates together with undated signed stock powers in blank.  For purposes hereof, (1) "Specified Representations" means the representations and warranties to be included in the Loan Documents relating as to due organization, corporate power and authority, the due authorization, execution, delivery and enforceability of the Loan Documents, the Loan Documents not conflicting with charter documents or law, solvency, Federal Reserve margin regulations, Investment Company Act, Patriot Act, status of the Credit Facilities as senior debt and "designated senior debt" and validity, priority and perfection of security interests (subject to the limits set forth in the preceding sentence), (2) "UCC Filing Collateral" means Collateral, excluding Stock Certificates, consisting solely of assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (3) "IP Collateral" means Collateral consisting solely of intellectual property assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement or with the U.S. Patent and Trademark Office or Copyright Office, and (4) "Stock Certificates" means Collateral consisting of stock certificates representing capital stock of the Borrower and its subsidiaries required as Collateral pursuant to the Term Sheet for which a security interest can be perfected by delivering such stock certificates. The provisions of this paragraph shall be referred to herein as the "Certain Funds Provisions."

The availability of the Credit Facilities is contingent upon the execution and delivery to the Bank of loan documentation (collectively, the "Loan Documents") evidencing and securing the credit facilities which shall contain terms and conditions reflecting the term and conditions of this Commitment Letter (including, without limitation, Exhibit A) and such other terms and conditions (not inconsistent with the Commitment Letter (including, without limitation, Exhibit A) as are mutually agreed, with standards, qualifications, thresholds and exceptions for materiality or otherwise and "baskets" to be agreed and grace and cure periods which will be established taking into account: (i) the operational and strategic requirements of the Borrower and its subsidiaries in light of their consolidated capital structure, size, industry and practices, in each case, after giving effect to the Reorganization and (ii) the model with respect to the Target and its subsidiaries provided to the Bank in connection with the Reorganization; and (iii) be negotiated in good faith by the Borrower and the Bank, subject in all events to the Certain Funds Provision, provided that the Bank shall have negotiated in good faith to complete the definitive Loan Documents with respect to the Credit Facility.

M&TBank

Mr. Daniel G. Keane
April 8, 2013

The Borrower hereby agrees that the Borrower shall be responsible for all reasonable and documented out-of-pocket costs and expenses (collectively, the "Bank Expenses") previously or subsequently incurred in connection with the negotiation, preparation, execution and delivery of the loan documents and the closing of the loans described herein including, without limitation, the reasonable and documented fees and expenses of our legal counsel (which shall be limited to one law firm), recording fees and appraisal and field examination fees, provided that if no loan is extended pursuant to the Credit Facility during the term of this Commitment Letter, then the Bank shall apply the Commitment Fees to the payment of the Bank Expenses.  This obligation shall survive any expiration or termination of this commitment and shall continue in full force and effect notwithstanding  any failure of the credit facilities to be closed.

Each party hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Credit Facility is subject to the conditions precedent specified herein.

This letter constitutes the entire agreement and understanding between the Borrowers and the Bank and with respect to the commitments described herein and supersedes all prior negotiations,  understandings, and agreements  between  the  parties  with  respect  to  this  letter and the transactions  described  herein, including, without limitation, those expressed in any prior proposal or commitment letter delivered by the Bank to the Borrower.   No modification, rescission, waiver, release, or amendment  of any provision of this commitment  shall be made, except  by a written  agreement  signed  by you  and a duly authorized officer of the Bank.

This commitment letter, which is not assignable by Borrower, shall automatically expire, and shall be null and void, if (i) we have not received a copy of this letter executed by the Borrower on or before April 12, 2013; (ii) prior to any such receipt, we, orally or in writing, give notice of withdrawal hereof; or (iii) the loans have not closed on or before September 30, 2013 (the "Closing Date").  We may extend the Closing Date, in our sole discretion, provided such extension is in writing.

Kindly acknowledge your acceptance of this letter by signing and returning the original of this letter in the enclosed self-addressed envelope together with the payment of the Commitment Fees referenced above which shall be non-refundable, provided that if no loan is extended pursuant to the Credit Facility during the term of this Commitment Letter, then the Bank shall apply the Commitment Fees to the payment of the Bank Expenses.  The enclosed copy is for your records.

M&TBank

Mr. Daniel G. Keane
April 8, 2013

We thank you for the opportunity to serve you and look forward to a productive working relationship.  If you have any questions, please contact me at 848-7304.

Very truly yours,

Michael J. Prendergast
Vice President

Accepted By:
MANDAN ACQUISITION CORP.

By:	/s/ Daniel G. Keane
Daniel G. Keane

Date:	April 11, 2013

M&TBank

Exhibit A

Representations and	Limited to the following (subject to customary exceptions, thresholds and
Warranties	baskets to be agreed upon and, on the Closing Date, the Certain Funds Provisions):

A.	Good Standing and Authority;

B.	Due Authorization, Execution and Delivery;

C.	Enforceability of Loan Documents;

D.	Title to Assets;

E.	Pending Litigation;

F.	No Violation;

G.	Financial Statements and Tax Returns;

H.	Subsidiaries and Affiliates;

I.	ERISA Matters

J.	Licenses, Permits and Approvals;

K.	Environmental Matters;

L.	Solvency;

M.	No Default or Event of Default;

N.	No Material Adverse Effect (as defined in the Merger Agreement);

O.	Federal Reserve; Margin Regulations;

P.	Investment Company Act;

Q.	Anti-Terrorism Laws.

Affirmative Covenants:	Limited to the following (subject to customary exceptions, thresholds and baskets to be agreed upon):
A.
Maintain adequate insurance: Borrower will, at all times, maintain property, casualty and liability insurance policies in coverage and amounts reasonably acceptable to the Bank, cancelable only upon ten (10) days prior written notice (in the case of nonpayment of premium) and otherwise thirty (30) days prior written notice to the Bank and naming the Bank as loss payee or additional insured.

	B.	Compliance and payment of Taxes and obligations;

Exh. A-1

M&TBank

	C.	Maintenance of Corporate Standing;
	D.	Maintenance of properties and equipment;
	E.	Books and Records;
	F.	Compliance with Law;
	G.	ERISA Compliance;
	H.	Environmental Compliance;
	I.	Examinations and Inspections;
	J.	Future Subsidiaries to join in guaranty;
	K.	Further Assurances;
	L.	Use of Proceeds; and
	M.	Compliance with Anti-Terrorism Laws.
Negative Covenants:	Limited to the following (subject to customary exceptions, thresholds and baskets to be agreed upon):
	A.	Limitation on Additional Indebtedness, Guarantees, Liens and Leases;
B.
Limitations on Sale of Assets and Sale-Leaseback Arrangements, provided that the Loan Documents will permit, among other things, (a) the transfer of assets from the Borrower or a wholly-owned subsidiary of the Borrower to the Borrower or another wholly-owned subsidiary of the Borrower (including, without limitation, the real property and improvements located at 1801 Elmwood Avenue, Buffalo, New York), (b) the sale of the cogeneration facility of the Borrower (subject to a mandatory prepayment of the Term Loan equal to the net cash proceeds received from such sale), and (c) the sale of the portion of the real estate and improvements known as the "Front Building" owned by the Borrower (which is subject to a capital lease) (subject to a mandatory prepayment of the Term Loan equal to the net cash proceeds received from such sale);

	C.	Restriction on Loans, Advances, Investments and Redemptions;
D.
Limitation on Affiliate Transactions (it being understood and agreed that Borrower may establish and pay commissions to an IC-DISC, and an insurance captive each of which might not be a subsidiary of the Parent);

	E.	Limitation on Mergers and Acquisitions, provided that the Loan Documents will permit the merger contemplated by the Merger Agreement;

Exh. A-2

M&TBank

	F.	Prohibition on change of organizational jurisdiction;
	G.	Restriction on providing negative pledge to other third parties;
	H.	Prohibition on prepayments and amendments to subordinated indebtedness; and
I. J.
Restriction on distributions, provided that the Loan Documents shall permit (a) the issuance of tax dividends and tax distributions and (b) so long as no Event of Default exists or would be created thereby, the issuance of dividends in order to pay interest on the subordinated debt issued in connection with the Reorganization.

Payments to Borrower’s IC-DISC and captive insurance to be limited to amounts to be mutually agreed upon in the definitive loan documentation.

Events of Default:	Limited to the following (subject to customary exceptions, thresholds and baskets to be agreed upon):
	A.	Payment default;
	B.	Breach of representation or warranties;
	C.	Violation of covenant(s);
	D.	Cross default;
	E.	Bankruptcy, insolvency;
	F.	Material Judgments;
	G.	ERISA Matters;
	H.	Change in Control; and
	I.	Invalidity of loan documentation or security interests.
Certain Definitions:
EBITDA means for any period, the net income of Borrower for such  period plus the sum of the following (to the extent deducted in the computation of such net income): (a) depreciation expense, (b) amortization expense, (c) interest expense, (d) tax expense, provision for taxes and tax distributions and dividends, (e) any expenses or charges (other than depreciation or amortization expense) related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence of indebtedness permitted to be incurred by the loan documents, (f) the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities, (g) any other non-cash charges, write-downs, expenses, losses or items reducing net income for such period including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Borrower as special items, (h) non-cash compensation expense arising out of the grant or exercise of stock options or other equity based compensation, (i) commission paid by the Borrower or any of its subsidiaries to any IC-DISC that is an affiliate of the Borrower, (j) other non-recurring expenses of the Borrower and its subsidiaries reducing net income to be mutually agreed upon in the definitive loan documentation, and (k) any amounts in respect of legal, accounting and other fees, expenses and costs that are not capitalized and are paid in conjunction with the negotiation and execution of the credit facilities and the Reorganization.

Exh. A-3

M&TBank

Net income will be defined as GAAP Net Income plus extraordinary losses minus extraordinary gains.

Excluded Accounts means (i) petty cash and other deposit accounts of which the aggregate average balance during any calendar month does not exceed $100,000, and (ii) any other deposit account solely used for, (A) funding payroll or segregating payroll taxes or funding other employee wage or benefit payments to or for the benefit of the employees of the Borrower or any of its subsidiaries in the ordinary course of business, which may be subject to an additional limitation to be mutually agreed upon in the credit agreement, (B) segregating 401(k) contributions or contributions to an employee stock purchase plan, (C) employee portion of funding for other employee health and benefit plans and (D) funds required by law or any contractual obligation to be held in trust or in escrow in connection with transactions to be mutually agreed upon in the definitive loan documentation.

Excluded Assets means (i) any fee owned or leasehold real property (in each case, other than "Material Real Properties" to be defined in a mutually acceptable manner), provided Borrower has executed and delivered to Bank a negative pledge agreement covering such excluded property or such excluded property is subject to the negative pledge clause in the credit agreement, (ii) [intentionally omitted], (iii) [intentionally omitted], (iv) licenses, state or local franchises, charters and authorizations and any other assets to the extent that the Bank may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition (it being understood that this clause (iv) is not intended to exclude any account receivable owing by a governmental authority arising from the sale of inventory), (v) any particular asset or right under contract, if the pledge thereof or the security interest therein (A) is prohibited by applicable law other than to the extent such prohibition is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, or (B) to the extent and for as long as it would violate the terms of any written agreement, license or lease executed in the ordinary course of business or in accordance with the terms and conditions of the Loan Documents with respect to such asset or would give the other parties thereto the right to terminate, accelerate or otherwise alter the rights or obligations of the Borrower or a subsidiary thereof under such written agreement, license or lease with respect to such asset (in each case, after giving effect to the relevant provisions of the UCC or other applicable laws), (vi) [intentionally omitted], (vii) any permitted agreement, lease, license or property subject to a purchase money security interest or other similar arrangement to the extent the pledges thereof and security interests therein are permitted by Bank under the loan documentation for the Credit Facility and prohibited by such permitted agreement, lease, license or purchase money arrangement, other than proceeds and receivables thereof, except to the extent the pledge of such permitted agreement, lease, license or property is expressly deemed effective under the UCC or other applicable law or principle of equity notwithstanding such prohibition, (viii) [intentionally omitted], (ix) Excluded Accounts, (x) any intent-to-use trademark application prior to the filing of a "Statement of Use" or "Amendment to Allege Use" with respect thereto, to the extent, if any, that and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law, (xi) particular assets if and for so long as, in the reasonable judgment of the Bank in consultation with the Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets exceed the practical benefits to be obtained by the lenders therefrom, (xii) any assets of a foreign subsidiary and, in the case of the equity of any foreign subsidiary, limited to 65% of the voting capital stock of any first tier foreign subsidiary, and (xiii) other exceptions to be mutually agreed upon in the definitive loan documentation for the Credit Facility.  Notwithstanding anything to the contrary, Excluded Assets shall not include (A) any cash proceeds of any Excluded Assets referred to above (except to the extend such cash proceeds are deposited in an Excluded Account in accordance with the terms and conditions of such definition), or (B) any noncash proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such noncash proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xiii)).

It is understood and agreed that the Borrower and its subsidiaries shall not be required (a) to take additional action to perfect any security interest of the Bank in motor vehicles and other assets subject to certificates of title except to the value of all such motor vehicles and other assets exceeds a threshold to be mutually agreed upon, or (b) to transfer any letter of credit or take additional action to perfect the Bank's security interest in any letter of credit rights in each case except to the extent that an Event of Default has occurred and is continuing.

Exh. A-4